Encision Reports Second Quarter Results

BOULDER, Colo., Oct. 28 /PRNewswire-FirstCall/ -- Encision Inc. (Pink Sheets: ECIA), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its second fiscal quarter ended September 30, 2010.

Net sales for the second quarter of fiscal year 2011, ended September 30, 2010, totaled $2.87 million, representing an 11% decrease from net sales of $3.22 million for the prior fiscal year's second quarter. The Company recorded a net loss of $145 thousand or $(0.02) per share for the second quarter of fiscal year 2011 compared to net income of $46 thousand or $0.01 per share for the second quarter of fiscal year 2010. Gross profit margin for the second quarter of fiscal year 2011 was 64% as compared to 60.5% for the second quarter of fiscal year 2010. The gross profit margin increase in the second quarter of fiscal year 2011 was the result of an increase, as a percentage of sales, of higher gross margin sales, particularly relating to the Company's disposable scissor inserts, which are manufactured in-house, and the Company's recently added controlled environment room for product packaging that resulted in packaging cost savings.

Net sales for the first six months ended September 30, 2010, totaled $5.78 million, representing a 10% decrease from net sales of $6.39 million for the prior fiscal year's first six months. The Company recorded a net loss of $264 thousand or $(0.04) per share for the first six months ended September 30, 2010 compared to net income of $210 thousand or $0.03 per share for the first six months of fiscal year 2010. Gross profit margin for the first six months ended September 30, 2010 was 63.7% as compared to 62.2% for the first six months of fiscal year 2010. The gross profit margin increase in the first six months of fiscal year 2011 was the result of an increase, as a percentage of sales, of higher gross margin sales.

"In a tough economic environment, we were again challenged by a decrease in our sales growth during our second quarter of fiscal year 2011," said Jack Serino, President and CEO of Encision Inc. "Also in the second quarter, our research and development expenses were $190 thousand higher than last year's second quarter. The expense increase was the result, primarily, of a temporary increase in outside services for the development of future new products."

"At the end of August 2010, in order to align our costs with our reduced sales, we eliminated some personnel and outside services, and reduced executive salaries and board of directors' fees. The result of this cost reduction will be realized starting with our third quarter of fiscal 2011. Also during the third quarter of fiscal 2011, we plan to introduce new products to our disposable and reusable line of products."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2010 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT:  Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

Encision Inc.
Condensed Balance Sheets
(Amounts in thousands)

	September 30, 2010	March 31, 2010
ASSETS
Cash and cash equivalents	$ 155	$ 114
Accounts receivable, net	958	1,286
Inventories, net	2,532	2,477
Prepaid expenses	70	43
Total current assets	3,715	3,920
Equipment, net	1,169	1,149
Patents, net	263	266
Other assets	19	24
Total assets	$ 5,166	$ 5,359
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 517	$ 684
Accrued compensation	343	405
Other accrued liabilities	293	277
Total current liabilities	1,153	1,366
Line of credit	581	350
Common stock and additional paid-in capital	19,730	19,677
Accumulated (deficit)	(16,298)	(16,034)
Total shareholders' equity	3,432	3,643
Total liabilities and shareholders' equity	$ 5,166	$ 5,359

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)

	Three Months Ended		Six Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net sales	$ 2,866	$ 3,216	$ 5,778	$ 6,389
Cost of sales	1,032	1,271	2,100	2,412
Gross profit	1,834	1,945	3,678	3,977
Operating expenses:
Sales and marketing	1,075	1,235	2,261	2,434
General and administrative	397	343	793	697
Research and development	495	305	867	606
Total operating expenses	1,967	1,883	3,921	3,737
Operating income (loss)	(133)	62	(243)	240
Interest and other income (expense), net	(12)	(16)	(21)	(30)
Income before provision for income taxes	(145)	46	(264)	210
Provision for income taxes	––	––	––	––
Net income (loss)	$ (145)	$ 46	$ (264)	$ 210
Net income per share—basic and diluted	$ (0.02)	$ 0.01	$ (0.04)	$ 0.03
Basic and diluted weighted average number of shares	6,455	6,455	6,455	6,455

CONTACT:  Marcia McHaffie of Encision Inc., +1-303-444-2600, mmchaffie@encision.com